Exhibit 99.1

Non-GAAP Financial Measures

The measures entitled adjusted return on average assets; adjusted return on average common equity; return on average tangible common equity; and adjusted return on average tangible common equity are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures to these measures are return on average assets and return on average common equity, respectively.

Management believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ operating results, financial strength, the performance of its business, and the strength of its capital position. However, these non-GAAP financial measures have inherent limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. The non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant items and other factors, and since they are not required to be uniformly applied, they may not be comparable to other similarly titled measures at other companies. Adjusted return on average assets and adjusted return on average common equity are measures used by management to evaluate operating results exclusive of items that are not indicative of ongoing operations and impact period-to-period comparisons. Return on average tangible common equity and adjusted return on average tangible common equity are measures used by management to compare Synovus’ performance with other financial institutions because it calculates the return available to common shareholders without the impact of intangible assets and their related amortization, thereby allowing management to evaluate the performance of the business consistently. The computations of these measures are set forth in the tables below.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)	2Q19
Adjusted Return on Average Assets
Net income	$156,184
Add: Merger-related expense	7,401
Add: Restructuring charges, net	18
Add: Investment securities losses, net	1,845
Subtract: Increase in fair value of private equity investments, net	(1,455)
Subtract: Tax effect of adjustments	(1,951)
Adjusted net income	$162,042
Net income annualized	626,452
Adjusted net income annualized	649,949
Total average assets	46,679,769
Return on average assets	1.34%
Adjusted return on average assets	1.39

Adjusted return on average common equity, return on average tangible common equity, and adjusted return on average tangible common equity
Net income available to common shareholders	$153,034
Add: Merger-related expense	7,401
Add: Restructuring charges, net	18
Add: Investment securities losses, net	1,845
Subtract: Increase in fair value of private equity investments, net	(1,455)
Subtract: Tax effect of adjustments	(1,951)
Adjusted net income available to common shareholders	$158,892

Adjusted net income available to common shareholders annualized	637,314
Add: Amortization of intangibles	7,250
Adjusted net income available to common shareholders excluding amortization of intangibles annualized	644,564

Net income available to common shareholders annualized	613,818
Add: Amortization of intangibles	7,250
Net income available to common shareholders excluding amortization of intangibles annualized	621,068

Total average shareholders' equity less preferred stock	4,416,705
Subtract: Goodwill	(487,601)
Subtract: Other intangible assets, net	(69,853)
Total average tangible shareholders' equity less preferred stock	3,859,251
Return on average common equity	13.90%
Adjusted return on average common equity	14.43
Return on average tangible common equity	16.09
Adjusted return on average tangible common equity	16.70